EXHIBIT 5

                                  July 18, 2007

Global Entertainment Holdings/Equities, Inc.
23760 Oakfield Road
Hidden Hills, CA 91302

         This letter will constitute an opinion upon the legality of the sale by Global Entertainment Holdings/Equities, Inc., a Colorado corporation, of up to 135,000,000 shares of Common Stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission.

         We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when sold, will be legally issued, fully paid, and nonassessable.

                                                  Very truly yours,

                                                  HART & TRINEN


                                                  By    /s/ William T. Hart
                                                        -------------------
                                                        William T. Hart